EXHIBIT 5

February 29, 2012

Fairmount Bancorp, Inc.

8216 Philadelphia Road

Baltimore, MD 21237

Ladies and Gentlemen:

We have acted as special counsel to Fairmount Bancorp, Inc., a Maryland corporation (the “Company”), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to 62,164 shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company which may be issued pursuant to the Fairmount Bancorp, Inc. 2010 Stock Option Plan and the Fairmount Bancorp, Inc. 2010 Recognition Plan and Trust Agreement (collectively, the “Plans”), all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and, based thereon, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms and conditions of the Plans will be legally issued, fully paid, and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.